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Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Mueller Industries, Inc. of our report dated February 8, 1995, included in the 1994 Annual Report to Stockholders of Mueller Industries, Inc.


Our audit also included the consolidated financial statement schedule of Mueller Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


We also consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-54705, No. 33-41478, and No. 33 47307) pertaining to the 1994 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan, the 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan of Mueller Industries, Inc., respectively, of our report dated February 8, 1995, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Mueller Industries, Inc.



ERNST & YOUNG LLP




Wichita, Kansas
March 15, 1995